Exhibit 99.2

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. ANNOUNCES
EXECUTIVE APPOINTMENTS

FEBRUARY 22, 2007 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today announced the appointment of William P. Brick, currently the Company’s Chairman and Chief Executive Officer, as Executive Chairman.  He is succeeded by Jimmy C. Weaver, who will assume the position of Chief Executive Officer and President. Additionally, the Company announced the appointment of Raymond D. Booth to the position of Chief Operating Officer and Executive Vice President.  These appointments become effective May 17, 2007.

In his new role as Executive Chairman, Mr. Brick will work closely with senior management and the board of directors while actively focusing on both short-term initiatives and long-term strategic objectives in an effort to maximize shareholder value.  Mr. Brick has been central to the Company’s vision and leadership market position, and in his new capacity, he will continue to play a key role in the Company’s next phase of growth.

“The Board of Directors is pleased to welcome Jim Weaver to his new position,” said Mr. Brick. “Jim has served either as Chief Operating Officer or as President for more than 10 years, allowing for a seamless transition within the executive management team.  His in-depth industry expertise and leadership skills have been and will continue to be important factors as we continue to grow a healthy, profitable company.”

“Additionally, we are pleased with Ray’s appointment as Chief Operating Officer and Executive Vice President,” Mr. Brick commented.  “His broad range of experience, business acumen and manufacturing and distribution knowledge will be vital to the Company in the years ahead.  I am confident that Jim, Ray and the rest of the Reddy Ice management team will provide the dynamic leadership necessary for the continued success and stability of the Company.”

Mr. Weaver began his career with Reddy Ice Corporation in September 1996 and was President through its acquisition by Packaged Ice, Inc. in May 1998.  He served as Chief Operating Officer and Executive Vice President of Packaged Ice until January 2001 and as President and Chief Operating Officer until its acquisition by Reddy Ice Holdings, Inc. in August 2003 and has continued in that role until the present.  Mr. Weaver is also a member of the Company’s Board of Directors.  Prior to joining Reddy Ice, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a division of Scotsman Industries, which produced and sold ice making equipment.

“I look forward to the expansion of my role with Reddy Ice,” said Mr. Weaver. “We have built a widely recognized brand with a high level of customer service.  Combined with an extraordinary and dedicated employee team, we are focused on strengthening Reddy Ice’s leadership within the ice industry.”

Mr. Booth has served as Senior Vice President for the Company’s Mid-Atlantic Operations since July 2003.  Mr. Booth has extensive experience of more than 30 years in manufacturing and distribution businesses.  Mr. Booth served in various senior management positions, including Senior Vice President, of Country Fresh, LLC, one the of the Midwest’s largest dairy products providers.  Country Fresh merged with Suiza Foods in November 1997, and Mr. Booth became Suiza’s Senior Vice President of Operations in January 1999.  He served in that capacity until January 2001 when he became President of Suiza’s Country Fresh division.  Mr. Booth served in that capacity until December 2002 when he started his own consulting company.

Company Information and Forward-Looking Statements

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

***